Exhibit 1

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1 – Name and Address of Company

Cameco Corporation (“Cameco”)

2121 – 11th Street West

Saskatoon, Saskatchewan S7M 1J3

Item 2 – Date of Material Change

December 14, 2020

Item 3 – News Release

The news release relating to the material change described in this report was issued by Cameco via Intrado GlobeNewswire on December 14, 2020. A copy of the news release has been filed on SEDAR and is available at www.sedar.com.

Item 4 – Summary of Material Change

On December 14, 2020 Cameco announced its plan to temporarily suspend production at the Cigar Lake uranium mine in northern Saskatchewan, subject to certain conditions.

Item 5 – Full Description of Material Change

On December 14, 2020 Cameco announced that it will be temporarily suspending production at its Cigar Lake uranium mine in northern Saskatchewan over the coming weeks due to the increasing risks posed by the Coronavirus (COVID-19) pandemic. The pandemic is leading to increased uncertainty for the continuous operation of Cigar Lake, due in part to access to qualified operational personnel. Cameco plans to continue to monitor the provincial COVID-19 situation, especially in northern Saskatchewan, as well as the impacts on communities and the availability of employees and contractors to travel to Cigar Lake.

The mine will be placed in a safe state of care and maintenance and there will be a significant reduction in personnel. Cameco expects to incur costs of between $8 million and $10 million per month while Cigar Lake is on care and maintenance. It may also incur additional costs related to the purchase of uranium to meet delivery requirements, which are not expected to impact Cameco’s results until the first quarter of 2021. Cameco anticipates it will meet its capital requirements for the remainder of 2020 through its cash balances and operating cash flows and does not anticipate drawing on its credit facility in 2020. The timing of the restart and the production rate will depend on how the COVID-19 pandemic is impacting the availability of the required workforce at Cigar Lake, how cases are trending in Saskatchewan, in particular in northern communities, and the views of public health authorities. Cameco will continue to have regular dialogue with public health authorities and northern leaders in Saskatchewan.

Cameco’s deliveries to date have not been materially impacted by COVID-19, nor does Cameco expect there will be a material impact on its remaining 2020 deliveries. At September 30, 2020, Cigar Lake had produced 2.3 million pounds (Cameco’s share) of uranium concentrates. However, due to the temporary production suspension, Cameco does not expect to achieve 5.3 million pounds (its share) of production for 2020.

Item 6 – Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7 – Omitted Information

Not applicable.

Item 8 – Executive Officer

Sean A. Quinn

Senior Vice-President, Chief Legal Officer and Corporate Secretary

Cameco Corporation

(306) 956-6220

Item 9 – Date of Report

December 15, 2020

Caution Regarding Forward-Looking Information and Statements

Certain information in Items 4 and 5 of this Material Change Report constitutes “forward-looking information” or “forward-looking statements” within the meaning of Canadian and U.S. securities laws. Please refer to Cameco’s December 14, 2020 news release under the heading “Caution about Forward-Looking Information” for a description of the material assumptions which this forward-looking information is based on and the material risks that could cause actual results to differ materially from the forward-looking information. Cameco has provided this forward-looking information to help you understand management’s view regarding the operational changes, and it may not be appropriate for other purposes. Cameco does not undertake any obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise, except as legally required.

Qualified Person

The above scientific and technical information related to the Cigar Lake operation was approved by Lloyd Rowson, general manager, Cigar Lake operation, who is a qualified person for the purpose of National Instrument 43-101.